Exhibit 99.1

CEDAR REALTY TRUST

CEDAR REALTY TRUST ANNOUNCES TAX INFORMATION FOR 2023 DISTRIBUTIONS

Virginia Beach, Virginia – January 24, 2024 - Cedar Realty Trust, Inc. (the "Company") (NYSE: CDRpB) (NYSE: CDRpC) today announced the federal income tax treatment of its 2023 distributions to the holders of its preferred shares.

Series B Preferred Stock — **Symbol: CDRpB** — **CUSIP: 150602407**

Record Date	Payable Date	Total Distribution Per Share	Ordinary Dividends	Capital Gain Distribution (2) (3)	Unrecaptured Section 1250 Gain (1)	Nondividend Distribution
2/10/2023	2/20/2023	$0.453125	$0.000000	$0.022656	$0.022656	$0.430469
5/10/2023	5/22/2023	$0.453125	$0.000000	$0.022656	$0.022656	$0.430469
8/10/2023	8/21/2023	$0.453125	$0.000000	$0.022656	$0.022656	$0.430469
11/10/2023	11/20/2023	$0.453125	$0.000000	$0.022656	$0.022656	$0.430469
Totals		$1.812500	$0.000000	$0.090624	$0.090624	$1.721876

Series C Preferred Stock — **Symbol: CDRpC** — **CUSIP: 1506025063**

Record Date	Payable Date	Total Distribution Per Share	Ordinary Dividends	Capital Gain Distribution (2) (3)	Unrecaptured Section 1250 Gain (1)	Nondividend Distribution
2/10/2023	2/20/2023	$0.406250	$0.000000	$0.020313	$0.020313	$0.385937
5/10/2023	5/22/2023	$0.406250	$0.000000	$0.020313	$0.020313	$0.385937
8/10/2023	8/21/2023	$0.406250	$0.000000	$0.020313	$0.020313	$0.385937
11/10/2023	11/20/2023	$0.406250	$0.000000	$0.020313	$0.020313	$0.385937
Totals		$1.625000	$0.000000	$0.081252	$0.081252	$1.543748

(1) The amount reported as Unrecaptured Section 1250 Gain is a subset of, and is included in, the Capital Gain Distribution.

(2) The Section 897 Capital Gain amount is equal to 100% of the total Capital Gain Distribution to Shareholders for the tax year ended December 31, 2023.

(3) Pursuant to Treasury Regulation §1.1061-6(c), Cedar Realty Turst, Inc. is disclosing additional information related to the Capital Gain Distributions reported. on Form 1099-DIV, for purposes of Section 1061. Section 1061 is generally applicable to direct and indirect holders of "applicable partnership interests." "The One Year Amounts" and "Three Year Amounts" required to be disclosed are both zero with respect to the 2023 distributions, since all capital gain dividends relate to Section 1231 gains.

Shareholders are advised to consult their tax advisor about the specific tax treatment of 2023 dividends.

About Cedar Realty Trust Cedar Realty Trust, Inc., a wholly owned subsidiary of Wheeler Real Estate Investment Trust, Inc., is a real estate investment trust (REIT) that owns and operates income producing retail properties with a primary focus on grocery-anchored shopping centers in the Northeast. The Company's portfolio comprises 19 properties, with approximately 2.8 million square feet of gross leasable area. For additional financial and descriptive information on the Company, its operations, and its portfolio, please refer to the Company's website at www.whlr.us. Contact Information: Cedar Realty Trust, Inc. (757) 627-9088